Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-48313) of PS Business Parks, Inc. pertaining to the PS Business Parks, Inc. 1997 Stock Option and Incentive Plan, the Registration Statement on Form S-8 (No. 333-50274) of PS Business Parks, Inc. pertaining to the PS 401(k)/Profit Sharing Plan, the Registration Statement on Form S-8 (No. 333-104604) of PS Business Parks, Inc. pertaining to the PS Business Parks, Inc. 2003 Stock Option and Incentive Plan, the Registration Statement on Form S-8 (No. 333-129463) of PS Business Parks, Inc. pertaining to the PS Business Parks, Inc. Retirement Plan for Non-Employee Directors, the Registration Statement on Form S-3 (No. 333-78627) and in the related prospectus, the Registration Statement on Form S-3 (No. 333-50463) and in the related prospectus, and the Registration Statement on Form S-3 (No. 333-112969) and the related prospectus, and the Registration Statement on Form S-3 (No. 333-140972) and the related prospectus of our report dated February 24, 2009 with respect to the consolidated financial statements of PS Business Parks, Inc., except for Note 2 “Summary of significant accounting policies – Noncontrolling interests, Net income allocation and Net income per common share,” and Note 7 “Noncontrolling interests,” as to which the date is June 16, 2009, and our report dated February 24, 2009, with respect to the effectiveness of internal control over financial reporting as of December 31, 2008 of PS Business Parks, Inc., both included in this Annual Report on Form 10-K/A for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Los Angeles, California
June 16, 2009